                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

 Hochevar                             Gene                              A.
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  (Last)                             (First)                         (Middle)

                                 1916 Oaks Way
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                                    (Street)

Oklahoma City                          OK                             73131
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  (City)                             (State)                          (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                                   11/11/97
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3. IRS Number of Reporting Person (Voluntary)

                                       -
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4. Issuer Name and Ticker or Trading Symbol

                          Creative Gaming, Inc.         CLPID
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


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6. If Amendment, Date of Original   (Month/Day/Year)

                                       -
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7. Individual or Joint/Group Filing (check applicable line)


             X    Form filed by One Reporting Person
           -----

                  Form filed by More than One Reporting Person
           -----
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

            Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
                                 Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------
12% Convertible Redeemable              6,450                         D                                    N/A
--------------------------    ---------------------------      -----------------        ------------------------------------------
    Preferred Stock,
--------------------------    ---------------------------      -----------------        ------------------------------------------
    Series C
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)
                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
Warrant to purchase
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
Common Stock                      9/29/97 9/29/99       Common Stock         25,000      $0.10             D            N/A
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses: The 6,450 shares of the 12% Convertible Redeemable Preferred Stock, Series C set forth in Table 1 is convertible into 299,925 shares of common stock of Creative Gaming, Inc.

                              /s/ Gene A. Hochevar                  12/5/97
                              _______________________________    ______________
                              **Signature of Reporting Person         Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.